Exhibit 99.1

Eastern Insurance Holdings, Inc. Eastern Alliance Insurance Company Allied Eastern Indemnity Company Eastern Life & Health Insurance Company Employers Alliance, Inc.

DATE: June 12, 2007	FINANCIAL CONTACT:
Kevin Shook, Chief Financial Officer
(717) 735-1660
kshook@eains.com

FOR IMMEDIATE RELEASE	MARKETING CONTACT:
Bob Gilpin, Sr. Vice President Marketing
(717) 239-1641
bgilpin@eains.com

EASTERN ALLIANCE INSURANCE GROUP ANNOUNCES

BEST’S RATING OF A- (EXCELLENT) AFFIRMED

(Lancaster, PA) – Eastern Alliance Insurance Group (“EAIG”), a domestic casualty insurance group specializing in workers’ compensation and a member of Eastern Insurance Holdings, Inc. (“EIHI”) (NASDAQ: EIHI), today announced that A.M. Best Company has affirmed its financial strength rating of A- (“Excellent”) with a stable outlook.

Bruce Eckert, Chief Executive Officer of EIHI, stated “A.M. Best’s affirmation of the A- rating confirms our continuing strategy to be a specialist in workers’ compensation insurance and acknowledges the unique relationship we maintain with our agency partners and their customers.”

In a news release affirming the rating, A.M. Best recognized EAIG’s “excellent capitalization, strong underwriting profitability and diversified organizational structure providing multiple revenue streams.” A.M. Best additionally highlighted EAIG’s “better service to its niche clients” and its strong agency relationships.

The Eastern Alliance Insurance Building · 25 Race Avenue · P.O. Box 83777 · Lancaster, PA 17608-3777

888.654.7100 · Fax 717.399.3781 · www.easterninsuranceholdings.com · www.eains.com · www.elhins.com

June 12, 2007	EAIG Best’s A- Rating Affirmed

A.M. Best’s rating reflects the combined results of Eastern Alliance Insurance Company and Allied Eastern Indemnity Company, which operate under an intercompany pooling agreement. All companies are domiciled in Lancaster, Pennsylvania.

Founded in 1997, EAIG specializes in providing workers’ compensation products and services to businesses and self-insured clients in Pennsylvania, Delaware and Maryland. EAIG distributes its products through independent insurance agencies. EAIG’s Web address is www.eains.com.

FORWARD LOOKING STATEMENTS

In addition to historical information this press release may contain “forward-looking statements” that are made in good faith by EIHI pursuant to the “safe harbor” provisions of the private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to strategies, goals, beliefs, expectations, intentions, results of operations, future performance and business of EIHI. Numerous competitive, economic, regulatory, legal, technological and other factors could cause financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. EIHI cautions that the foregoing factors are not all inclusive. EIHI does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the company. This press release also does not constitute an offer to sell, or a solicitation of an offer to buy, EIHI securities. Such an offer will be made only by means of a prospectus.

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